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Exhibit 2.1

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

        THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this "Amendment") is entered into as of June 25, 2003, by and between TROY GROUP, INC., a Delaware corporation (the "Company"), and DIRK, INC., a Delaware corporation ("Mergerco").

RECITALS

        A.    WHEREAS, the Company and Mergerco entered into that certain Agreement and Plan of Merger, dated March 20, 2003 (the "Merger Agreement"); and

        B.    WHEREAS, the Company and Mergerco desire to amend Sections 3.1 and 8.1(b) of the Merger Agreement.

        NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties to the Merger Agreement hereby agree that the Merger Agreement shall be amended as follows:

        1.    Amendment to Section 3.1.    The parties agree that Section 3.1 of the Merger Agreement shall be deleted in its entirety and replaced with the following:

        "3.1    Conversion of Company Common Stock.    At the Effective Time, subject to the provisions of this Agreement (including without limitation this Section 3.1 and Sections 3.4 and 3.7), automatically by virtue of the Merger and without any further action on the part of Mergerco, the Company or any holder of any share of capital stock of the Company or Mergerco, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock owned by Mergerco or any of the Affiliated Stockholders and other than the Dissenting Shares (as defined in Section 3.7)) will be converted into the right to receive in cash, without interest, an amount equal to $2.76 (the "Merger Consideration"). At the Effective Time, all such shares of Company Common Stock so converted into Merger Consideration will no longer be outstanding and will automatically be cancelled and retired and will cease to exist, and each holder of a certificate representing any such shares of Company Common Stock will cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such certificates in accordance with Section 3.4."

        2.    Amendment to Section 8.1(b).    The parties agree that Section 8.1(b) of the Merger Agreement shall be deleted in its entirety and replaced with the following:

        "(b)    by either Mergerco or the Company (acting through the Special Committee) if the Merger has not been consummated on or before September 30, 2003; provided, however, that the party wishing to terminate under this Section 8.1(b) has not breached in any material respect its obligations under this Agreement in any manner that was the proximate cause of, or resulted in, the failure to consummate the Merger by such date;"

        3.    Remainder of Merger Agreement Unchanged.    Except as amended by this Amendment, the Merger Agreement shall otherwise remain in full force and effect.

        4.    Governing Law.    This Amendment shall be governed by and construed under the laws of the State of Delaware, without giving effect to choice of law principles thereof.

        5.    Counterparts.    This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        6.    Facsimile Signatures.    This Amendment may be executed and delivered by facsimile and upon such delivery the facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other parties. The original signature copy shall be delivered to the other parties by mail. The failure to deliver the original signature copy and/or the non-receipt of the original signature copy shall have no effect upon the binding and enforceable nature of this Amendment.

        IN WITNESS WHEREOF, the undersigned parties have executed this Amendment as of the day and year first above written.

TROY GROUP, INC., a Delaware corporation
By:	/s/ JAMES W. KLINGLER James W. Klingler Vice President, Finance and Chief Financial Officer
DIRK, INC., a Delaware corporation
By:	/s/ PATRICK J. DIRK Patrick J. Dirk President

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AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER
RECITALS